Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Independent Bank Corp. 2010 Non-Employee Director Stock Plan of our reports dated March 10, 2010, with respect to the consolidated financial statements of Independent Bank Corp. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Independent Bank Corp. and subsidiaries filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
May 21, 2010